Exhibit 10.1

OLD NATIONAL BANCORP

2008 INCENTIVE COMPENSATION PLAN

PERFORMANCE SHARE AWARD AGREEMENT

(INTERNAL PERFORMANCE FACTORS)

This Award Agreement ("Agreement") is entered into as of January 29, 2009 ("Grant Date"), by and between Old National Bancorp, an Indiana corporation ("Company"), and ________________________, an officer or employee of the Company or one of its Affiliates ("Participant").

Background

A. The Company adopted the Old National Bancorp 2008 Incentive Compensation Plan ("Plan") to further the growth and financial success of the Company and its Affiliates by aligning the interests of participating officers and key employees ("participants") more closely with those of the Company's shareholders, providing participants with an additional incentive for excellent individual performance, and promoting teamwork among participants.

B. The Company believes that the goals of the Plan can be achieved by granting Performance Shares to eligible officers and other key employees.

C. The Compensation and Management Development Committee of the Board has determined that a grant of Performance Shares to the Participant, as provided in this Award Agreement, is in the best interests of the Company and its Affiliates and further the purposes of the Plan.

D. The Participant wishes to accept the Company's grant of Performance Shares, subject to the terms and conditions of this Award Agreement and the Plan.

Agreement

In consideration of the premises and the mutual covenants herein contained, the Company and the Participant agree as follows:

    Defined Terms. For purposes of this Agreement, if the first letter of a word (or each word in a term) is capitalized, the term shall have the meaning provided in this Agreement, or if such term not defined by this Agreement, the meaning specified in the Plan.

      "Adjusted Share Distribution" means, with respect to a Performance Share, a number of whole and fractional Shares equal to the sum of the Unadjusted Share Distribution and the Dividend Adjustment.

      "Appendix A" means Appendix A to this Agreement, which is hereby incorporate herein and made a part hereof.

      "Dividend Adjustment" means, with respect to a Performance Share, a number of whole and fractional Shares, determined as provided in Section 6, which is added to the Unadjusted Share Distribution to reflect dividend payments during the Performance Period on the Shares included in the Unadjusted Share Distribution.

      "EESA" means the Emergency Economic Stabilization Act of 2008, as amended from time to time, and the guidance thereunder.

      "Maximum Performance" means the Performance Goal achievement required for the maximum permissible distribution with respect to a Performance Share, as set out in Appendix A.

      "Minimum Performance" means the minimum Performance Goal achievement required for any distribution to be made with respect to a Performance Share, as set out in Appendix A.

      "Performance Goal" means a financial target on which the distribution with respect to a Performance Share is based, as set out in Appendix A.

      "Performance Period" means the Performance Period specified in Appendix A.

      "Performance Share" means a contingent right awarded pursuant to this Agreement for distribution of a Share upon attainment of the Performance Goals as set forth in Appendix A.
      "Section" refers to a Section of this Agreement.

      "Target Performance" means the Performance Goal achievement required for the targeted distribution with respect to a Performance Share, as set out in Appendix A. If Target Performance is achieved but not exceeded for all Performance Goals, the Unadjusted Share Distribution with respect to a Performance Share is one share of the Company's voting common stock ("Share").

      "Unadjusted Share Distribution" means, with respect to a Performance Share, the total number of Shares to be distributed to the Participant, before adding the Dividend Adjustment or subtracting required tax withholding.

    Incorporation of Plan Terms. All provisions of the Plan, including definitions (to the extent that a different definition is not provided in this Agreement), are incorporated herein and expressly made a part of this Agreement by reference. The Participant hereby acknowledges that he or she has received a copy of the Plan.

    Award of Performance Shares. The Committee has awarded the Participant _____ ( ) Performance Shares, effective as of the Grant Date, subject to the terms and conditions of the Plan and this Agreement.

    Contingent Distribution on Account of Performance Shares.

      Except as provided in Section 5, no distribution shall be made with respect to any Performance Share, unless (i) Minimum Performance is achieved or exceeded, and (ii) the Participant (A) is continually employed by the Company and/or an Affiliate at all times from the award of the Performance Shares until the date on which Shares are distributed pursuant to Subsection (c) below, provided, however, the Committee may, in its discretion, waive the continuous employment requirement in this clause (ii), or (B) Terminates Service during the Performance Period on account of his death, Disability, or Retirement.

      All distributions on account of a Performance Share shall be made in the form of Shares. The Unadjusted Share Distribution with respect to a Performance Share, if any, is dependent on the Company's achievement of the Performance Goals, as specified in Appendix A. By way of example, if Target Performance for the Performance Period is achieved but not exceeded with respect to each Performance Goal, the Unadjusted Share Distribution shall consist of one share of the Company's voting common stock ("Share"). The number of Shares distributed on account of a Performance Share shall be increased by the Dividend Adjustment to determine the Adjusted Share Distribution and reduced by applicable tax withholding as provided in Section 10. If, after reduction for tax withholding, the Participant is entitled to a fractional Share, the net number of Shares distributed to the Participant shall be rounded up to the next whole number of Shares.

      Except as expressly provided in Section 5, the Company shall distribute the Adjusted Share Distribution, reduced to reflect tax withholding, on March 31st of the calendar year following the year in which the Performance Period ends.

      Notwithstanding any other provision of this Agreement, the Committee may, in its sole discretion, reduce the number of Shares that may be distributed as determined pursuant to the Adjusted Share Distribution calculation set forth above. The preceding sentence shall not apply to a distribution made pursuant to Section 5.

    Change in Control. If a Change in Control occurs during the Performance Period, and the Participant has been continually employed by the Company and/or an Affiliate from the Grant Date until the day preceding the Change in Control date, the Company shall distribute to the Participant on the Change in Control date or within thirty days thereafter the number of Shares, increased by the Dividend Adjustment, that would have been paid to the Participant pursuant to Section 4, if (i) the Participant had satisfied the employment requirement of Subsection 4(a), and (ii) Target Performance had been achieved but not exceeded. In determining the number of Shares to be distributed to the Participant pursuant to this Section, no Dividend Adjustment shall be made on account of anticipated dividends after the Change in Control date. The Committee, in its sole discretion, may elect for the Company to pay the Participant, in lieu of distributing Shares, the cash equivalent of the Shares to be distributed to the Participant pursuant to this Section. Upon such cash payment or distribution of Shares, the Company's obligations with respect to the Performance Shares shall end.

    Dividend Adjustment. Except as otherwise provided for in this Agreement, a Dividend Adjustment shall be added to the Unadjusted Share Distribution. The Dividend Adjustment shall be a number of Shares equal to the number of Shares that would have resulted, if each dividend paid during the Performance Period on the Shares included in the Unadjusted Share Distribution had been immediately reinvested in Shares.

    Performance Goals. The applicable Performance Goals, the weight given to each Performance Goal, and the Minimum Performance, Target Performance, and Maximum Performance are set out in Appendix A.

    Restrictions Under EESA. Notwithstanding any other provision of this Agreement, no amount shall be paid to a senior executive officer (within the meaning of the EESA) pursuant to this Agreement to the extent that such payment is prohibited by the EESA, and any payment made to a senior executive officer pursuant to this Agreement shall be subject to recovery by the Company to the extent provided under the EESA.

    Participant's Representations. The Participant agrees, upon request by the Company and before the distribution of Shares with respect to the Performance Shares, to provide written investment representations as reasonably requested by the Company. The Participant also agrees that, if he or she is a member of the Company's Executive Leadership Group at the time the Shares are distributed, he or she (i) will hold all Shares included in the Unadjusted Share Distribution, reduced for applicable tax withholding, for one year following distribution, and, (ii) if he or she has not satisfied the Company's share ownership guidelines at the time of the Shares are distributed, will hold all Shares included in the Dividend Adjustment, reduced for applicable tax withholding, for one year following the distribution.

    Income and Employment Tax Withholding. All required federal, state, city, and local income and employment taxes that arise on account of the Performance Shares shall be satisfied through the withholding of Shares otherwise distributable pursuant to this Agreement.

    Nontransferability. The Participant's interest in the Performance Shares or any distribution with respect to such Shares may not be (i) sold, transferred, assigned, margined, encumbered, bequeathed, gifted, alienated, hypothecated, pledged, or otherwise disposed of, whether by operation of law, whether voluntarily or involuntarily or otherwise, other than by will or by the laws of descent and distribution, or (ii) subject to execution, attachment, or similar process. Any attempted or purported transfer in contravention of this Section shall be null and void ab initio and of no force or effect whatsoever.

    Indemnity. The Participant hereby agrees to indemnify and hold harmless the Company and its Affiliates (and their respective directors, officers and employees), and the Committee, from and against any and all losses, claims, damages, liabilities and expenses based upon or arising out of the incorrectness or alleged incorrectness of any representation made by Participant to the Company or any failure on the part of the Participant to perform any agreements contained herein. The Participant hereby further agrees to release and hold harmless the Company and its Affiliates (and their respective directors, officers and employees) from and against any tax liability, including without limitation, interest and penalties, incurred by the Participant in connection with his or her participation in the Plan.

    Changes in Shares. In the event of any change in the Shares, as described in Section 4.04 of the Plan, the Committee, consistent with the principles set out in such Section, will make appropriate adjustment or substitution in the number of Performance Shares, so that the contingent economic value of a Performance Share remains substantially the same. The Committee's determination in this respect will be final and binding upon all parties.

    Effect of Headings. The descriptive headings used in this Agreement are inserted for convenience and identification only and do not constitute a part of this Agreement for purposes of interpretation.

    Controlling Laws. Except to the extent superseded by the laws of the United States, the laws of the State of Indiana, without reference to the choice of law principles thereof, shall be controlling in all matters relating to this Agreement.

    Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which will be deemed an original, but all of which collectively will constitute one and the same instrument.

IN WITNESS WHEREOF, the Company, by its officer thereunder duly authorized, and the Participant, have caused this Performance Share Award Agreement to be executed as of the day and year first above written.

PARTICIPANT

Accepted by: _____________________________________ Date: ________________

Printed Name: _____________________________

OLD NATIONAL BANCORP

By:___________________________________

Kendra L. Vanzo

Senior Vice President - Chief Human Resources Officer

Old National Bancorp

APPENDIX A TO 2009 PERFORMANCE AWARD AGREEMENT
(Internal Performance Factors)

Grant Date: January 29, 2009

Performance Shares Awarded: See Section 3 of the Agreement

Performance Period: January 1, 2009, through December 31, 2011

Internal Factors for Determining Amount Payable Pursuant to Performance Award

The number of Shares payable on account of a Performance Share (before any Dividend Adjustment or tax withholding) will be based on the collective results of the following three performance factors ("Performance Factors") during the Performance Period:

  Earnings Per Share (EPS) Growth;
  Total Revenue Growth; and
  Net Charge Off Ratio.

Definitions Related to Internal Performance Factors

Earnings Per Share (EPS). Earnings Per Share is defined as GAAP EPS, disregarding, however, extraordinary items and non-recurring charges, both as determined under GAAP, recognized in a period after the quarter ending December 31, 2008.

Total Revenue. The sum of fully tax-equivalent net interest income and total non-interest income, as reported in the Company's Form 10-K, recognized in a period after the quarter ending December 31, 2008.

Net Charge Off Ratio. Net Charge Off Ratio is defined as the three year average ratio of Net Charge Offs to Average Loans, as reported in the Company's Form 10-K, for the periods ending 2009, 2010, and 2011.

Performance Weighting Fraction

"Performance Weighting Fraction" means the relative importance of each performance measure in evaluating performance and determining the number of Shares to be distributed (before any Dividend Adjustment or tax withholding) with respect to each Performance Share. The following weight has been assigned to each performance factor:

EPS Growth	Revenue Growth	Net Charge Off Ratio
50%	25%	25%

Calculation of Performance

For each Performance Factor, the performance level will be determined at the end of the Performance Period. The performance level will then be multiplied by the Performance Weighting Fraction for each Performance Factor, resulting in the Company's Weighted Average Performance Level. The table below shows the percentage of Shares to be issued with respect to each Performance Share (before any Dividend Adjustment or tax withholding) at various performance levels:

Performance Range	2011 GAAP EPS	2011 Total Revenue ($000)	Net Charge Off Ratio (3yr Average)	Percent of Incentive Earned
MAXIMUM	$1.20	$492,910	0.200%	200%
	1.19	490,869	0.208%	192%
	1.18	488,824	0.215%	185%
	1.17	486,779	0.223%	177%
	1.16	484,734	0.231%	169%
	1.15	482,689	0.238%	162%
	1.14	480,644	0.246%	154%
	1.13	478,599	0.254%	146%
	1.12	476,554	0.262%	138%
	1.11	474,509	0.269%	131%
	1.10	472,464	0.277%	123%
	1.09	470,419	0.285%	115%
	1.08	468,374	0.292%	108%
TARGET	$1.07	466,329	0.300%	100%
	1.06	464,284	0.315%	94%
	1.05	462,239	0.331%	88%
	1.04	460,194	0.346%	83%
	1.03	458,149	0.362%	77%
	1.02	456,104	0.377%	71%
	1.01	454,059	0.392%	65%
	1.00	452,014	0.408%	60%
	0.99	449,969	0.423%	54%
	0.98	447,924	0.438%	48%
	0.97	445,879	0.454%	42%
	0.96	443,834	0.469%	37%
	0.95	441,789	0.485%	31%
MINIMUM	$0.94	439,748	0.500%	25%

The results for a given Performance Factor will be reduced to the next lowest level, if the final financial result does not equal one of the levels listed in the above schedule.

Example: The following example shows the Unadjusted Share Distribution on account of 1,000 Performance Shares, based on one possible achievement of Performance Goals.

	2011 GAAP EPS	2011 Total Revenue ($000)	Net Charge Off Ratio (3yr Avg)	Total
Actual Results	$1.10	460,194	0.40%
Performance Level (a)	123%	83%	60%
Factor Weight (b)	50%	25%	25%
Weighted Performance (a times b)	61.5%	20.8%	15.0%	97.3%

Shares Issued With Respect to the Performance Shares (before Dividend Adjustment or Withholding)				973

Timing of Award Determination and Distribution

Once performance results for the Company are known and approved by the auditors, the Compensation Committee will review and approve the final performance results for each Performance Factor. Except as provided in Section 5 of the Agreement, distribution of Shares with respect to the Performance Shares will be made after the final determination and on or before March 31, 2012.